GENOIL INC.

Index to Interim Consolidated Financial Statements

Three and Six months ended June 30, 2007

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 10

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

	Interim Consolidated Balance Sheets
	June 30, 2007 and December 31, 2006
		(Unaudited)

	C$	C$
	June	December
	(Unaudited)	(Audited)
	2007	2006

ASSETS
CURRENT
Cash and cash equivalents	$ 1,923,435	$ 1,434,671
Receivables	28,887	15,556
Prepaid expenses and deposits	49,223	89,279

	2,001,545	1,539,506
PROPERTY, PLANT AND EQUIPMENT	2,057,385	2,193,738
INTANGIBLE ASSETS	2,454,217	2,755,553

	$ 6,513,147	$ 6,488,797

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 553,091	$ 661,409
Due to related parties (Note 3)	388,672	-
Convertible Notes - current portion (Note 4)	1,057,049	970,735

	1,998,812	1,632,144
CONVERTIBLE NOTES (Note 4)	2,231,225	2,157,505

	4,230,037	3,789,649

SHAREHOLDERS' EQUITY
Share capital (Note 5)	37,611,555	34,809,229
Contributed surplus (Note 8)	14,596,099	11,669,412
Accumulated deficit	(49,924,544)	(43,779,493)

	2,283,110	2,699,148

	$ 6,513,147	$ 6,488,797

SUBSEQUENT EVENTS (Note 10)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD

/signed/ D.K. Lifschultz__ D.K. Lifschultz - Director

 /signed/ B. Korney_____B. Korney - Director

See notes to consolidated financial statements

				GENOIL INC.
	Interim Consolidated Statements of Loss and Deficit
		Three and Six months ended June 30
				(Unaudited)

	C$	C$	C$	C$
	Quarter 2	Quarter 2	Year to date	Year to date
	2007	2006	2007	2006

EXPENSES
Administrative expenses	$ 1,299,713	$ 1,033,401	$ 2,488,305	$ 2,115,366
Stock-based compensation	2,434,987	1,172,894	2,784,837	1,771,672
Amortization	125,701	127,231	257,305	284,788
Accretion (Note 4)	141,674	(27,305)	232,263	-
Development expenses	30,633	105,045	69,397	212,680
Interest	150,163	136,120	194,129	231,692
Foreign exchange loss	12,378	-	8,325	-

LOSS FROM
OPERATIONS	4,195,249	2,547,386	6,034,561	4,616,198

INTEREST INCOME	138	501	10,033	1,115

LOSS BEFORE OTHER
EXPENSES	(4,195,111)	(2,546,885)	(6,024,528)	(4,615,083)

OTHER EXPENSES
Accounts payable written off(Note 9)	(128,498)	-	(128,498)	-
Impairment of assets (Note 9)	249,024	-	249,024	-

	120,526	-	120,526	-

NET LOSS	(4,315,637)	(2,546,885)	(6,145,054)	(4,615,083)

DEFICIT - BEGINNING OF
PERIOD	(45,608,907)	(31,941,644)	(43,779,490)	(29,873,446)

DEFICIT - END OF PERIOD	$ (49,924,544)	$ (34,488,529)	$ (49,924,544)	$ (34,488,529)

See notes to consolidated financial statements

				GENOIL INC.
	Interim Consolidated Statements of Cash Flows
		Three and Six months ended June 30
				(Unaudited)

	C$	C$	C$	C$
	Quarter 2	Quarter 2	Year to date	Year to date
	2007	2006	2007	2006

OPERATING ACTIVITIES
Net loss	$ (4,315,637)	$ (2,546,885)	$ (6,145,054)	$ (4,615,083)
Items not affecting cash:
Amortization	125,701	127,231	257,305	284,788
Accrued interest	149,986	-	181,090	-
Impairment of assets	249,024	-	249,024	-
Directors fees non cash	111,500	-	223,000	-
Accretion of convertible notes	141,674	95,572	232,263	218,449
Stock-based compensation	2,434,987	1,172,894	2,784,837	1,771,672

	(1,102,765)	(1,151,188)	(2,217,535)	(2,340,174)

Changes in non-cash working capital:
Accounts receivable	(16,234)	-	(20,553)	61,773
Accounts payable	46,109	1,947	36,856	(491,291)
Prepaid expenses	32,183	-	40,056	-

	62,058	1,947	56,359	(429,518)

Cash flow used by operating
activities	(1,040,707)	(1,149,241)	(2,161,176)	(2,769,692)

INVESTING ACTIVITY
Purchase of equipment	(63,803)	-	(68,417)	-

Cash flow used by investing
activity	(63,803)	-	(68,417)	-

FINANCING ACTIVITIES
Advances from related parties	388,672	396,475	388,672	513,880
Options and warrants exercised	155,833	228,884	350,666	1,902,072
Shares issued	1,979,020	-	1,979,020	-

Cash flow from financing
activities	2,523,525	625,359	2,718,358	2,415,952

INCREASE (DECREASE) IN
CASH FLOW	1,419,015	(523,882)	488,765	(353,740)

Cash - beginning of period	504,421	625,774	1,434,671	455,632

CASH - END OF PERIOD	$ 1,923,436	$ 101,892	$ 1,923,436	$ 101,892

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ -	$ -	$ -	$ -

Income taxes paid	$ -	$ -	$ -	$ -

See notes to consolidated financial statements 3

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and Six months ended June 30

(Unaudited)

1.	INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2006 and 2005.

Results of operations for the interim periods are not indicative of annual results.

2.	NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. As at June 30, 2007, the Company had incurred accumulated losses of $49,924,544 (Dec 31, 2006 - $43,779,493) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and Six months ended June 30 (Unaudited)

3.	RELATED PARTY TRANSACTIONS
		2007	2006

	Due to related parties	$ 388,672	$ -

	The Company has entered into a funding aggreement with its CEO and Chairman, whereby he
	agreed to lend the Company up to $1,000,000 as and when required. All amounts outstanding are
	repayable by May 2008. No interest are payable on this facility. Instead he was issued 600,000
	warrants at $0.61 with a term of 12 months. The fair value of these warrants were expensed as
	interest.
	Also see notes 4 and 10.

4.	CONVERTIBLE NOTES

		Series A	Series B	Series C	Series D	Total

	Gross amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
	Warrants and conversion option	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

	Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

	2005
	Beginning balance	1,815,356	-	-	-	1,815,356
	New issuances	-	724,181	723,262	-	1,447,443
	Accretion	217,843	10,954	-	-	228,797

	Ending balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596

	2006
	New issuances	-	-	-	917,789	917,789
	Accretion	420,622	14,865	26,738	25,173	487,398
	Interest accrued	-	-	-	27,773	27,773
	Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

	2007
	New issuances	-	-	-	-	-
	Accretion	206,400	-	-	25,863	232,263
	Interest accrued	-	-	-	60,451	60,451
	Conversions	(132,680)	-	-	-	(132,680)

	Ending balance	$ 2,231,225	$ -	$ -	$ 1,057,049	$ 3,288,274

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and Six months ended June 30

(Unaudited)

4.	CONVERTIBLE NOTES (continued)

Series A

On December 23, 2004, the Company issued $5,638,220 non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The noteholders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black- Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

Series B

On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus.

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and Six months ended June 30

(Unaudited)

4.	CONVERTIBLE NOTES (continued)

Series C

On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The noteholder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black- Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

Series D

On October 6, 2006, the Company issued $968,825 convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed them. These convertible notes are due on April 6, 2007 and has an interest rate of 12% per annum. The noteholders also received 322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk- free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the term of 78% the notes and attached warrants were extended by 6 months with the same conditions. These notes had an original face value of $760,785, accrued interest of $46,154 and have 253,595 warrants attached. This extention was considered a renegotiation of the debt and the fair market value of the warrant extention was expensed as interest paid. The balance of the notes, with a face value of $208,040 and, accrued interest of $12,690 are now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called. The terms of this agreement is substantially the same as that of the original notes. One of the parties to this agreement is a director and officer of the Company.

7

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and Six months ended June 30 (Unaudited)

5.	SHARE CAPITAL

	Authorized:
	Unlimited	Common voting shares without par value
	10,000,000	Class "A" Preferred shares, issuable in series
			Number	Amount

	Issued:
		Common shares:

	-	Balance, beginning of period	224,304,603	35,151,354
	-	Exercise of stock options	533,330	262,666
	-	Issued for cash	3,590,382	1,703,906
	-	Convertible notes	301,543	132,679
	-	Shares for debt	660,740	360,950

			229,390,598	$ 37,611,555

	The Company raised funds through a private placement of 5,130,382 units at US$0.52 in two
	tranches; the first on June 28 (shown above) and the other on July 10, 2007. The second tranche
	consisted of 1,540,000 shares for proceeds of US$800,800. Each unit consisted of one share and
	0.25 warrant. The warrants have a term of three years and a exercise price of US$0.78. The fair
	value of the warrants were calculated using the Black-Scholes model and allocated to contibuted
	surplus.

6.	STOCK OPTIONS

			Number	Avg price

	Outstanding, beginning of period		25,263,502	$ 0.46
	Granted		10,028,750	0.47
	Exercised		(333,330)	0.34
	Cancelled		(193,338)	0.30

	Outstanding, end of period		34,765,584	$ 0.47

7.	WARRANTS

			Avg price	Number

	Balance, beginning and end of period		$ 0.93	4,978,588
	Granted		0.74	1,497,596
	Expired		0.98	(69,346)

			$ 0.89	6,406,838

	On April 6, 2007 the term of 253,595 of the 322,941 warrants that were to expire on that day, were
	extended by 6 months. The fair value of the extention was calculated at $17,752 and allocated to
	interest paid.

(continues) 8

GENOIL INC. Notes to Interim Consolidated Financial Statements Three and Six months ended June 30 (Unaudited)

7.	WARRANTS (continued)

	The outstanding warrants expire as follows:

	Expiry Date	Exercise Price		Awards Outstanding

					Weighted
					Average	Weighted
					Remaining	Average
					Contractual	Exercise
		Low	High	Quantity	Life	Price

	2007	$0.98 $0.98		253,595	0.27	$0.98
	2008	$0.61 $1.17		2,052,113	1.14	$0.96
	2009	$0.85 $0.85		3,203,534	2.48	$0.85
	2010	$0.83 $0.83		897,596	2.99	$0.83

		$0.61 $1.17		6,406,838	2.04	$0.89

	See note 4 for warrants issued in connection with a private placement of shares.

	600,000 warrants were issued to a director and officer of the Company in lieu of interest on a line of
	credit made available to the Company. The fair value of the warrants were calculated at $103,110
	and allocated to Interest paid.

8.	CONTRIBUTED SURPLUS

		2007	2006

	Balance, beginning of period	$ 11,871,970	$ 9,075,415
	Options granted	2,434,987	3,554,776
	Options exercised	(106,834)	(1,437,820)
	Warrants granted	395,976	686,795
	Warrants exercised	-	(209,754)

	Balance, end of period	$ 14,596,099	$ 11,669,412

9. OTHER EXPENSES

An amount previously carried as accounts payable, was written of after the statue of limitations ran out on disputed invoices. It relates to defective machinery supplied in 2001.

The value of certain assets and technology rights relating to oil separation technologies were considered impaired and the book value was written off.

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and Six months ended June 30

(Unaudited)

10.	SUBSEQUENT EVENTS

The Company raised funds through a private placement of 5,130,382 shares at US$0.52 in two tranches; the first on June 28 and the other on July 10, 2007. The second tranche consisted of 1,540,000 shares for proceeds of US$800,800.

The Company paid US$122,000 and issued 234,692 warrants at US$0.52 with a 3 year term to a company controlled by an employee as a finders fee in connection with this private placement

11.	COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period's presentation.